                                                                     Exhibit 6.1

                           ASSET PURCHASE AGREEMENT


          THIS AGREEMENT FOR PURCHASE AND SALE is made as of the 7th day of June, 1999


BETWEEN:

          MAC MULTIMEDIA ACCELERATOR CORP., a company incorporated
          --------------------------------
          under the laws of the Province of British Columbia with a registered and records office at 1500-1040 West Georgia Street, Vancouver, British Columbia V6E 4H8, Facsimile No.
          (604) 669-3069

          (the "Vendor")

AND:

          HARTCO, LTD., a corporation incorporated under the laws of
          ------------
          the State of Nevada with a registered and records office at 1 Union Square, Suite 2424, 600 University Street, Seattle, Washington, 98101-1192, USA, Facsimile No. (206) 464-0484

          (the "Purchaser")



WHEREAS:

A. The Vendor is the owner of, and carries on the business of developing and commercially exploiting, the Program (as hereinafter defined);

B. The Purchaser has agreed to buy from the Vendor, and the Vendor has agreed to sell to the Purchaser, all rights, title and interest in and to the Program and other aspects of the Work (as hereinafter defined) which Work constitutes substantially the whole of the undertaking of the Vendor, on the terms and subject to the conditions hereinafter provided;

          NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the covenants, agreements, representations, warranties and payments hereinafter set forth and provided for, the parties hereto covenant and agree as follows:

1.0       INTERPRETATION
          --------------

1.1       Definitions
          -----------

          In this Agreement, the following terms shall have the following meanings:

     (a) "Business Day" means any day, other than a Saturday or Sunday, on which chartered banks in Vancouver are open to the public for business;

     (b) "Closing" means the completion of the purchase and sale of the Work as described in Section 10.1;

     (c) "Closing Date" means June 29, 1999 or such other day as may be determined under the provisions of section 6.2 or as may otherwise be mutually agreed upon in writing by the parties hereto;

     (d)  "Closing Documents" has the meaning ascribed thereto in Section 10.2;

     (e) "Development Agreement" means the software development agreement dated as of May 1, 1998 between the Vendor and Mindquake, as amended by an agreement dated as of March 24, 1999, pursuant to which Mindquake has agreed to design, develop and implement the Program on behalf of the Vendor;

     (f)  "Effective Time" means 10 a.m. on the Closing Date;

     (g) "Mindquake" means Mindquake Software Inc., a company having an office at 300-1168 Hamilton Street, Vancouver, British Columbia, V6B 2S2;

     (h) "Program" means certain application software currently being developed by Mindquake pursuant to, and as described in, the Development Agreement, to be used as a broadcasting tool to narrowcast data on networks, such software referred to as the "Net Viewer";

     (i)  "Purchase Price" has the meaning ascribed thereto in Section 2.2;

     (j)  "Purchaser's Solicitors" means Vandeberg, Johnson & Gandera;

     (k)  "Vendor's Solicitors" means Fraser Milner, Barristers and Solicitors;
          and

     (l)  "Work" means:

          (i)    the Program;

          (ii) all derivatives of the Program including any Program improvements, enhancements, modifications and updates;

          (iii) all trade-secrets, know-how, patents and copyrights in the Program, and all intellectual property registrations and applications relating to the Program and all its derivatives;

          (iv) all Program design specifications, source code, user manuals, and training and marketing materials in support of the Program and all its derivatives; and

          (v) all rights with respect to the development, licensing, sale, support, maintenance, distribution, supply or exploitation of the Program and all its derivatives.

1.2       Designations and Number
          -----------------------

          In this Agreement, words importing the singular or masculine shall include the plural, feminine or neutral gender and vice versa, where the context so requires.

1.3       Currency
          --------

          Unless otherwise indicated, all dollar amounts referred to in this Agreement are in lawful money of Canada.

2.0       PURCHASE AND SALE
          -----------------

2.1       Purchase and Sale of Work
          -------------------------

          Relying on the representations and warranties set forth herein and upon and subject to the terms and conditions hereof, the Vendor shall sell, assign and transfer to the Purchaser and the Purchaser shall purchase the Work from the Vendor on the Closing Date. The transfer of legal and beneficial ownership of the Work shall be effective as at the Effective Time.

2.2       Purchase Price
          --------------

          The total purchase price payable for the Work shall be Seven Hundred and Twenty-two Thousand ($722,000.00) Dollars (the "Purchase Price"), such sum to be paid by the Purchaser to the Vendor by way of cash, certified cheque or bank draft as follows:

     (a) $2,000.00 upon Closing or within two Business Days following the execution and delivery of this Agreement, whichever occurs first; and

     (b)  the balance of the Purchase Price upon Closing.

2.3       Continued Support of the Development of the Program
          ---------------------------------------------------

          The Vendor agrees that, following the purchase and sale of the Work to the Purchaser at the Closing, the Vendor shall reasonably assist the Purchaser to continue development of the Program, under the Development Agreement, as described in Section 2.4.

2.4       Assignment of Development Agreement
          -----------------------------------

          The Vendor hereby assigns, transfers and conveys to the Purchaser all of the Vendor's right, title and interest in and to the Development Agreement and all benefits and advantages thereof, with full power and authority to exercise and enforce any right of the Vendor in respect thereof, in the name of the Vendor or the Purchaser, as determined from time to time by the Purchaser in the Purchaser's sole discretion. Such assignment shall be effective as of the Effective Time.

          The Vendor covenants and agrees to observe and perform prior to the Effective Time, all covenants, agreements and obligations to be observed or performed under the Development Agreement (the "Prior Obligations"), and agrees to indemnify and hold harmless the Purchaser from and against any loss, cost, damage, claim, demand, action or cause of action, including all actual legal costs, on a solicitor and own client basis, in any way resulting from, connected with or arising out of any breach or non-observance by the Vendor of any Prior Obligation.

          As of the Effective Time, the Purchaser shall assume all covenants, agreements and obligations of the Vendor under the Development Agreement to be observed or performed at or after the Effective Time (the "Assumed Obligations"). The Purchaser shall indemnify and hold harmless the Vendor from and against any loss, cost, damage, claim, demand, action or cause of action, including all actual legal costs on a solicitor and own client basis in any way resulting from, connected with or arising out of any breach or non-observance by the Purchaser of any Assumed Obligations.

          The parties hereto agree to enter into an agreement (the "Assignment Agreement"), on such terms and conditions as the parties hereto may agree, to further evidence the assignment of the Vendor's interest in the Development Agreement to the Purchaser, such Assignment Agreement to be executed and delivered at Closing. The parties hereto will use all reasonable efforts to cooperate in respect of any matter in connection with the subject matter hereof. Each party will give the other party prompt written notice of any matter for which such party seeks indemnity hereunder, together with all particulars of the matter then known to such party. Each party will cooperate with the other and keep the other informed on a timely basis in respect of its response to or defence of any such matter.

3.0       REPRESENTATIONS AND WARRANTIES
          ------------------------------

3.1       Representations and Warranties of the Vendor
          --------------------------------------------

          The Vendor hereby represents and warrants to the Purchaser as follows, with the intent that the Purchaser shall rely thereon in entering into this Agreement and in concluding the purchase of the Work:

     (a)  Status of Vendor.  The Vendor is duly incorporated under the
          ----------------
          provisions of the Company Act (British Columbia), and is validly subsisting, in good standing and properly licensed to do business in each jurisdiction where such licensing is required for the conduct of Vendor's business;

     (b)  Capacity to Own and Dispose of Work.  The Vendor has the power and
          -----------------------------------
          capacity to own and dispose of the Work, to enter into this Agreement and to carry out the terms of this Agreement to its full extent;

     (c)  Power to Carry on Business.  The Vendor has the power, capacity and
          --------------------------
          authority to carry on the business of developing the Program;

     (d)  Authority to Sell.  The execution and delivery of this Agreement and
          -----------------
          the completion of the transactions contemplated hereby have been or will, prior to the Closing Date, be duly and validly authorized by all necessary corporate action on the part of the Vendor, including, without limitation, approval of Vendor's shareholders, and this Agreement constitutes a legal, valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms;

     (e)  Sale Not to Cause Default.  Neither the execution and delivery of this
          -------------------------
          Agreement nor the completion of the transactions contemplated hereby will:

          (i) violate any of the terms and provisions of the constating documents of the Vendor or any agreement to which the Vendor is a party or, to the best of the Vendor's knowledge, any order, decree, statute, bylaw, regulation, covenant or restriction applicable to the Vendor or the Work;

          (ii) give any person the right to terminate or cancel any instrument relating to the Work; or

          (iii) result in any fees, duties, taxes, assessments or other amounts relating to any of the Work becoming due and payable by the Purchaser other than sales taxes (if any) payable by the Purchaser in connection with the purchase and sale of the Work;

     (f)  Work.  At the Effective Time the Vendor shall own and possess and have
          ----
          good and marketable title to the Work, existing as at such date, free and clear of all liens, charges, security interests or encumbrances whatsoever;

     (g)  Intellectual Property.
          ---------------------

          (i) the Vendor has the exclusive right to use of the Program and has not granted any license or other rights to any other person in respect of the Program outside its normal business operations, is not required to pay any royalty or other fee to any person in respect of the use of the Program (excluding under the Development Agreement), and there is no restriction on the ability of the Vendor to use or exploit all of the rights in the Program;

          (ii) to the best of the Vendor's knowledge, the use of the Program does not infringe, and the Vendor has not received any notice, complaint, threat or claim alleging infringement of, any copyright, patent, trade-mark, trade name, industrial design, trade secret or other intellectual property or proprietary right of any other person;

          (iii) any and all of the trade secrets, copyrights, patents and other intellectual property rights applying to or incorporated in the Work shall, upon the Closing, vest in and become the sole property of the Purchaser, and the Vendor shall not, directly or indirectly, at any time after the Closing in any way dispute any such rights;

          (iv) any moral rights that the Vendor may have to the Program are waived as of the Closing Date;

          (v) all necessary consents or licences to or for the use of any products, proprietary information or software incorporated into the Work by the Vendor have been obtained by the Vendor;

          (vi) the Work's trade secrets and its source code have not been disclosed to any person except on a confidential basis in the Vendor's normal course of business; and

          (vii) no ownership interest in the Work has been sold, transferred, assigned or optioned to any third party;

     (h)  Litigation.  There is no litigation or administrative or governmental
          ----------
          proceeding or inquiry pending or, to the knowledge of the Vendor, threatened against or relating to the Work or against the Vendor which, if successful, could result in a lien or charge against the Work, and the Vendor does not know of or have reasonable grounds for believing that there is any basis for any such litigation, proceeding or inquiry; without limiting the foregoing, the Vendor represents that it has performed all of its obligations which were required to be performed by it up to the date hereof and will perform all of its obligations required to be performed by it up to the Closing Date by the terms of any agreement, contract or commitment, that all obligations are expected to be paid in the ordinary course of the Vendor's business, and that the Vendor has filed all federal, provincial and local tax returns required by law to be filed by it, and that all taxes, penalties and interest due such tax authorities for all periods covered by such returns have been paid in full;

     (i)  Accuracy of Representations.  All representations and warranties
          ---------------------------
          contained herein shall be true and correct at and as of the Effective Time as if such representations and warranties were made at and as of such time;

     (j)  Residency.  The Vendor is not a non-resident of Canada within the
          ---------
          meaning of the Income Tax Act (Canada); and

     (k)  No Omissions.  To the best of the Vendor's knowledge, no
          ------------
          representation or warranty by the Vendor contained in this Agreement, and no statement contained in any instrument furnished or to be furnished by the Vendor pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of fact, or knowingly omits or will omit to state a fact necessary in order to make the statements contained herein and therein not misleading. Without limiting the generality of the foregoing, to the best of the Vendor's knowledge, there is no fact known to the Vendor or any officer, director or employee of the Vendor who has any responsibility for the management of the Work or rights thereto which has not been disclosed to the Purchaser and which materially or adversely affects the value of the Works or rights thereto.

3.2       Representations and Warranties of the Purchaser
          -----------------------------------------------

          The Purchaser represents and warrants to the Vendor as follows, with the intent that the Vendor shall rely thereon in entering into this Agreement and in concluding the sale of the Work:

     (a)  Status of Purchaser.  The Purchaser is duly incorporated under the
          -------------------
          laws of the State of Nevada, is validly subsisting and in good standing under its statute of incorporation, and has the power and capacity to enter into this Agreement and carry out its terms;

     (b)  Share Capital of Purchaser.  All of the issued and outstanding shares
          --------------------------
          of common stock of the Purchaser have been duly authorized and are validly issued and outstanding as fully paid and non-assessable shares of the Purchaser;

     (c)  Compliance with Securities Law.  The shares of common stock of the
          ------------------------------
          Purchaser are listed and posted for trading on the over-the-counter bulletin board market in the United States, there are not currently any cease trade orders outstanding against the Purchaser or other restrictions on resale of shares of common stock of the Purchaser and the Purchaser is not in default of any requirements of the Securities Act, 1933 (United States), the Securities Exchange Act, 1934 (United States), the rules and regulations of the Securities and Exchange Commission, applicable state securities laws or the rules and policies of the over-the-counter bulletin board market;

     (d)  Accuracy of Financial Statements.  To the best of the Purchaser's
          --------------------------------
          knowledge, the audited financial statements of the Purchaser for the financial periods ended March 31, 1998, December 31, 1997 and December 31, 1996 are, as of their respective dates, accurate in all material respects and do not contain any misstatement of facts or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

     (e)  Authority to Purchase.  The execution and delivery of this Agreement
          ---------------------
          and the completion of the transactions contemplated hereby have been or will, prior to the Closing Date, be duly and validly authorized by all necessary corporate action on the part of the Purchaser and this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms;

     (f)  Power to Carry on Business.  The Purchaser has the power, capacity and
          --------------------------
          authority to exploit the commercial application of the Program;

     (g)  Purchase Not to Cause Default.  Neither the execution and delivery of
          ------------------------------
          this Agreement nor the completion of the transactions contemplated hereby will violate any of the terms and provisions of the constating documents of the Purchaser or to the best of the Purchaser's knowledge, any order, decree, statute, bylaw, regulation, covenant or restriction applicable to the Purchaser;

     (h)  Litigation.  There is no litigation or governmental proceeding or
          ----------
          inquiry pending or, to the knowledge of the Purchaser, threatened against or relating to the Purchaser and the Purchaser does not know of or have reasonable grounds for believing that there is any basis for any such litigation, proceeding or inquiry;

     (i)  No Liabilities.  The Purchaser does not have any liabilities or
          --------------
          obligations of any kind, contingent or otherwise, other than liabilities to arm's length parties incurred by the Purchaser in the ordinary course of business not exceeding $25,000 in the aggregate;

     (j)  No Agreements.  The Purchaser is not a party to or bound by any
          -------------
          agreement, indenture, contract, lease, deed of trust, license, option, instrument or other commitment, written or oral, other than, upon the execution hereof, this Agreement; and

     (k)  Accuracy of Representations.  All representations and warranties
          ---------------------------
          contained herein shall be true and correct at and as of the Effective Time as if such representations and warranties were made at and as of such time.

4.0       COVENANTS OF THE PARTIES
          ------------------------

4.1       Conduct of the Business Prior to the Effective Time
          ---------------------------------------------------

          From the date hereof until the Effective Time, and subject to reasonable events beyond the Vendor's control, the Vendor covenants to deal with the Work diligently and only in the ordinary course and shall use its best efforts to preserve for the Purchaser the Work free and clear of any charges or claims.

4.2       Vendor to Provide Access by Purchaser
          -------------------------------------

          The Vendor shall give or cause to be given to the Purchaser and to the Purchaser's Solicitors, the Purchaser's accountants and other representatives full access, during normal business hours throughout the period prior to the Closing to all books, contracts, commitments and records of the Vendor relating to the Work, and the Vendor shall furnish to the Purchaser during such period all such information and copies of such books, contracts, commitments and records as the Purchaser may reasonably request.

4.3       Procure Consents
          ----------------

          The Vendor and the Purchaser shall diligently take all reasonable steps required to obtain all consents and approvals necessary for the sale of the Work hereunder before the Closing.

4.4       Sales Tax
          ---------

          The Purchaser shall pay all sales taxes and registration charges and transfer fees properly payable in connection with the sale and transfer of the Work by the Vendor to the Purchaser.

4.5       Goods and Services Tax Exemption
          --------------------------------

          The Vendor and the Purchaser will jointly execute in the prescribed form, and the Vendor will, if required, file within the required time, an election under s. 167(1) of the Excise Tax Act (Canada) that no tax be payable pursuant to Part IX of the Excise Tax Act (Canada) with respect to the purchase and sale of the Work hereunder.

4.6       Equity Financing
          ----------------

          The Purchaser shall use its best efforts to complete an equity financing to raise sufficient funds, on or before the Closing Date, to meet the Purchase Price and to thereafter complete an equity financing to raise sufficient funds to carry out the commercial exploitation of the Work.

4.7       Vendor's Covenants of Indemnity
          -------------------------------
          The Vendor shall indemnify and hold harmless the Purchaser from and against:

     (a) any and all damage or deficiencies resulting from any misrepresentation, breach of warranty or non-fulfillment of any covenant on the part of the Vendor herein contained or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to the Purchaser hereunder;

     (b) any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incident to any of the foregoing; and

     (c) all costs and damages incurred by the Purchaser pursuant to any action or claims by any person for infringement of such person's intellectual property or proprietary rights, by the Work as it existed as of the Closing Date, including all costs and damages arising from any and all actions, suits, proceedings, demands, assessments, judgements and legal and other expenses incident to any such action or claim.

4.8       Purchaser's Covenant of Indemnity
          ---------------------------------
          The Purchaser shall indemnify and hold harmless the Vendor from and against:

     (a) any and all damage or deficiencies resulting from any misrepresentation, breach of warranty or non-fulfillment of any covenant on the part of the Purchaser herein contained or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to the Vendor hereunder; and

     (b) any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

5.0       SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS
          -----------------------------------------------------

5.1       Survival of Representations, Warranties and Covenants of the Vendor
          -------------------------------------------------------------------

          All representations, warranties, covenants and agreements made by the Vendor in this Agreement or pursuant hereto shall survive the completion of the transactions contemplated by this Agreement and, notwithstanding such completion or any investigation at any time made by or on behalf of the Purchaser, and to the extent relevant and applicable, shall continue in full force and effect for the benefit of the Purchaser until a date 18 months from the Closing Date.

5.2       Survival of Representations, Warranties and Covenants of the Purchaser
          ----------------------------------------------------------------------

          All representations, warranties, covenants and agreements made by the Purchaser in this Agreement or pursuant hereto shall survive the completion of the transactions contemplated by this Agreement and, notwithstanding such completion or any investigation at any time made by or on behalf of the Vendor, and to the extent relevant and applicable, shall continue in full force and effect for the benefit of the Vendor until a date 18 months from the Closing Date, except for the Purchaser's covenants contained in
Section 8.0, which covenants shall continue in full force and effect until a date two years from the Closing Date.

6.0       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER
          --------------------------------------------------------

6.1       Conditions for the Benefit of the Purchaser
          -------------------------------------------

          All obligations of the Purchaser under this Agreement are subject to the fulfilment at or prior to the Closing, or at such other time as may be specified below, of each the following conditions:

     (a)  Representations and Warranties of the Vendor.  The representations and
          --------------------------------------------
          warranties of the Vendor contained in this Agreement and in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Effective Time as if such representations and warranties were made at and as of such time;

     (b)  Covenants of the Vendor.  The Vendor shall have performed and complied
          -----------------------
          with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing;

     (c)  Vendor's Certificate.  The Vendor shall have delivered to the
          --------------------
          Purchaser a certificate of the president of the Vendor, dated the Closing Date, certifying in such detail as the Purchaser may specify acting reasonably, to the fulfillment of the conditions set forth in Sections 6.1(a) and 6.1(b);

     (d)  Consents.  The Purchaser shall, on or before June 21, 1999, have
          --------
          received duly executed copies of all consents and approvals referred to in Section 4.3;

     (e)  Equity Financing.  The Purchaser shall have completed an equity
          ----------------
          financing and shall have raised sufficient funds, on or before June 28, 1999 or such later date as may be determined under the provisions of Section 6.2, to meet the Purchase Price; and

     (f)       Opinion of the Vendor's Solicitors.  The Purchaser shall have
               -----------------------------------
          received an opinion of the Vendor's Solicitor in respect of the validity of the consents referred to in Section 6.1(d) in form and content reasonably satisfactory to the Purchaser.

The foregoing conditions are for the exclusive benefit of the Purchaser and the Purchaser may waive, in whole or in part any of the conditions contained in Sections 6.1(a) or 6.1(b) at or prior to the Closing by delivering to the Vendor a written waiver to that effect executed by the Purchaser.

6.2       Extension of Closing Date.  The Purchaser may, upon provision of prior
          -------------------------
written notice to the Vendor, given at least one Business Day prior to the date provided for satisfaction of the condition contained in Section 6.1(e), together with evidence satisfactory to the Vendor, acting reasonably, that the Purchaser is making progress towards completion of the conditions contained in Section 6.1(e), extend the Closing Date, together with the date specified in Section 6.1(e) each by the same period of up to two weeks. The Purchaser may not, without the written consent of the Vendor, exercise the rights of extension provided in this Section 6.2 more than three times, and for each extension, provide such satisfactory evidence.

7.0       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE VENDOR
          -----------------------------------------------------

7.1       Conditions for the Benefit of the Vendor
          ----------------------------------------

          All obligations of the Vendor under this Agreement are subject to the fulfilment at or prior to the Closing, or at such other time as may be specified below, of each of the following conditions:

     (a)  Purchaser's Representations and Warranties.  The Purchaser's
          ------------------------------------------
          representations and warranties contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as though such representations and warranties were made at and as of such time;

     (b)  Purchaser's Covenants.  The Purchaser shall have performed and
          ---------------------
          complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing;

     (c)  Purchaser's Certificate.  The Purchaser shall have delivered to the
          -----------------------
          Vendor a certificate of the president of the Purchaser, dated the Closing Date, certifying in such detail as the Vendor may specify acting reasonably, to the fulfillment of the conditions set forth in Sections 7.1(a) and 7.1(b);

     (d)  Consents.  All consents and approvals required to be obtained by the
          --------
          Vendor for the purpose of selling, assigning or transferring the Work have been obtained on or before June 21, 1999;

     (e)       Equity Financing.  The Purchaser shall have completed an equity
               ----------------
          financing and shall have raised sufficient funds, on or before June 28, 1999 or such later date as may be determined under the provisions of Section 6.2, to meet the Purchase Price, and

     (f)       Opinion of Purchaser's Solicitor. The Vendor shall have received
               --------------------------------
          an opinion of the Purchaser's Solicitors in respect of the validity of the consents referred to in Section 7.1(d) in form and substance reasonably satisfactory to the Vendor.

The foregoing conditions are for the exclusive benefit of the Vendor and the Vendor may waive, in whole or in part, any of the conditions contained in any of Sections 7.1(a) or 7.1(b) at or prior to the Closing by delivering to the Purchaser a written waiver to that effect executed by the Vendor.

8.0       MANAGEMENT OF PURCHASER
          -----------------------

8.1       Nomination of Directors
          -----------------------

          Following the Closing Date and for a period of two years thereafter, the Vendor shall have the right to have a director nominee nominated to the board of directors of the Purchaser as provided herein. The Vendor shall provide notice to the Purchaser of the name of its nominee and the Vendor shall have the right to have its nominee appointed to the board of directors of the Purchaser at the first meeting of the board of directors of the Purchaser following receipt by the Purchaser of notice of the name of the Vendor's nominee. Thereafter, management of the Purchaser shall name such nominee as a nominee of management of the Purchaser in the Purchaser's proxy circular or equivalent document and form of proxy for each meeting of shareholders of the Purchaser held to elect directors.

          If at any time the board of directors of the Purchaser is comprised of more than five directors, including the nominee of the Vendor, the Vendor shall thereafter be entitled to maintain one additional nominee on the board of directors of the Purchaser for each two directors on the board of directors of the Purchaser beyond five. The Purchaser shall provide notice to the Vendor at the time at which the Vendor is entitled to nominate additional directors to the board of directors of the Purchaser in accordance with the immediately preceding sentence. The Vendor shall provide the name of any further nominees to be appointed to the board of directors of the Purchaser, and the Purchaser shall use its best efforts to ensure that such nominees are promptly appointed to the board of directors of the Purchaser in accordance with the provisions of this
Section 8.1.

8.2       Vacancies Between Meetings
          --------------------------

          If a director (the "Retiring Director") nominated under Section 8.1 ceases to be a director for any reason, the Purchaser shall use its best efforts to ensure that the Retiring Director is promptly replaced in accordance with the provisions of Section 8.1 so as to maintain the representation of the Vendor on the board of directors of the Purchaser contemplated hereunder.

8.3       Meetings of the Board of Directors
          ----------------------------------

          The board of directors of the Purchaser shall meet at least quarterly at such places and times as the board of directors of the Purchaser may determine. Until such time as the Vendor's first nominee is appointed as a director of the Purchaser, the Purchaser shall provide written notice to the Vendor of any planned meetings of the board of directors of the Vendor in the form and at the time at which such notice is otherwise required to be given to a director of the Purchaser, pursuant to applicable law, and the Vendor shall be entitled to have a representative attend such meetings and receive copies of all material circulated to the directors of the Purchaser with respect to such meetings.

8.4       Indemnity for Directors
          -----------------------

          Subject to the limitations set forth in the laws of the jurisdiction governing the Purchaser or otherwise at law, and in addition to any existing provisions which may be contained in the Purchaser's organisation documents, the Purchaser shall to the fullest extent possible indemnify any director, alternate director, former director or former alternate director nominated by the Vendor and his heirs and other personal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him in a civil, criminal or administrative action or proceeding to which he was made a party by reason of being or having been a director or alternate director of the Purchaser nominated by the Vendor and any costs related thereto, including legal costs and disbursements on a solicitor and his own client basis, if:

     (a) he has acted honestly and in good faith with a view to the best interests of the Purchaser; and

     (b) in the case of any criminal or administrative action or proceeding, he had reasonable grounds for believing that his conduct was lawful.

          Nothing in this Section shall limit the right of any person entitled to claim any indemnity apart from the provisions of this Section. If under applicable law, any payment by the Purchaser under such indemnity requires the approval of any court, then the Purchaser at its own expense shall promptly take all necessary proceedings to obtain such approval.

9.0       RISK
          ----

9.1       Risk
          ----

          From the date of this Agreement until the Effective Time the Work shall be and remain at the risk of, the Vendor. If any of the Work shall be lost, damaged or destroyed prior to the Effective Time, the Purchaser may, at its sole option, in lieu of not completing the purchase of the Work, elect by notice in writing to the Vendor to complete the purchase to the extent possible without reduction of the Purchase Price, in which event all proceeds of any insurance or compensation in respect of such loss, damage or destruction shall be payable to the Purchaser and all right and claim of the Vendor to any such amounts shall be assigned to the Purchaser.

10.0      CLOSING ARRANGEMENTS
          --------------------

10.1      Closing
          -------

          Subject to the terms and conditions hereof, the purchase and sale of the Work shall be completed at a closing (the "Closing") to be held in the offices of the Vendor's Solicitors, at Suite 1500, 1040 West Georgia Street, Vancouver, British Columbia at 10:00 a.m. Vancouver Time on the Closing Date, or such other time and place as may be mutually agreed upon by the Vendor and the Purchaser.

10.2      Documents to be Delivered by the Vendor at the Closing
          ------------------------------------------------------

          At the Closing and concurrently with the payment of the Purchase Price, the Vendor shall deliver or cause to be delivered to the Purchaser each of the following documents (collectively, the "Vendor's Closing Documents"):

     (a) all deeds of conveyance, bills of sale, transfers and assignments in form and content satisfactory to the Purchaser's Solicitors, appropriate to effectively vest good and marketable title to the Program in the Purchaser to the extent contemplated by this Agreement, and immediately registrable in all places where registration of such instruments is permitted or required;

     (b)  all consents and approvals referred to in Section 4.3, if any;

     (c) certified copies of such resolutions of the shareholders and directors of the Vendor as are required in the reasonable opinion of the Purchaser's Solicitors to authorize the execution, delivery and implementation of this Agreement;

     (d) copies of all books, contracts, commitments and records of the Vendor referred to in Section 4.2;

     (e) the certificate of the President of the Vendor contemplated in Section 6.1(c);

     (f) the assignment of the Development Agreement, in form and content to the reasonable satisfaction of the Purchaser;

     (g) an assignment of the copyright in the Program, in form and content to the reasonable satisfaction of the Purchaser; and

     (h) a copy of the Assignment Agreement contemplated in Section 2.4, duly executed by the Vendor.

10.3      Documents to be Delivered by the Purchaser at the Closing
          ---------------------------------------------------------

          At the Closing, the Purchaser shall deliver or cause to be delivered to the Vendor each of the following documents (collectively the "Purchaser's Closing Documents"):

     (a) certified copies of such resolutions of the shareholders and directors of the Purchaser as are required in the reasonable opinion of the Vendor's Solicitors to authorize the execution, delivery and implementation of this Agreement;

     (b)  the certificate of the president of the Purchaser contemplated in
          Section 7.1(c);

     (c)  the balance due of the Purchase Price, as provided in Section 2.2; and

     (d) a copy of the Assignment Agreement contemplated in Section 2.4, duly executed by the Purchaser.

11.0      GENERAL PROVISIONS
          ------------------

11.1      Further Assurances
          ------------------

          Upon completion of the Closing, this Agreement shall without further act or formality operate as an actual transfer and conveyance to the Purchaser of title to all of the Work as of the Effective Time, to the extent then created, but the Vendor and the Purchaser hereby covenant and agree that they shall from time to time thereafter execute and do all such further acts, deeds, transfers, assurances, matters and things as may be necessary to transfer to and vest in the Purchaser all or any of the Work and to give to the Vendor and the Purchaser the full benefit of this Agreement. For greater certainty, it is hereby agreed that, after the Effective Time, the Vendor shall hold all of the Work, to the extent that the same shall not have been effectually transferred to the Purchaser by or pursuant to this Agreement, in trust for and as the property of the Purchaser. After the Closing, the Vendor shall not, directly or through a third party, develop or supply any services or products which use or incorporate the Program or any of the Work, except as permitted by any other agreement between the parties hereto.

11.2      Time of the Essence
          -------------------

          Time shall be of the essence of this Agreement.

11.3      No Assignment
          -------------

          This Agreement and the rights and obligations of any party hereunder may not be assigned without the express written consent of the other parties, except that the Purchaser may assign this Agreement and its rights and obligations hereunder in writing to an affiliate or associate (as such terms are defined in the Securities Act (British Columbia)) of the Purchaser provided that the Purchaser delivers a duly executed copy of such assignment to the Vendor not later than four Business Days prior to the Closing Date. In the event that the Purchaser assigns this Agreement pursuant to this Section 11.3, the Purchaser shall remain bound by the provisions of this Agreement and shall not be relieved of its obligations hereunder.

11.4      Amendments
          ----------

          This Agreement may only be modified or amended by written agreement duly executed by the parties.

11.5      Notices
          -------

          Except as otherwise provided herein, any notice required or permitted to be given hereunder by any party shall be deemed to have been well and sufficiently given if mailed by prepaid registered mail, or sent by facsimile machine ("faxed") to, or delivered at, the address of the party to whom it is directed hereinbefore set out, or at such other reasonable address at which personal delivery may be effected as such party may from time to time give notice of, and any such notice shall be deemed to have been received, if mailed, 72 hours after the time of mailing, and if delivered or faxed, upon the date of delivery or faxing with confirmation of receipt provided that such delivery or faxing occurs between 9:00 a.m. and 5:00 p.m. on a Business Day, failing which it shall be given or deemed to have been given on the next Business Day. If normal mail service or fax service is impaired by strike, slowdown, force majeure or other cause, then a notice sent by the impaired means of communication will be deemed not to be received until actually received, and the party sending the notice shall utilize another unimpaired means of communication or shall deliver such notice in order to ensure prompt receipt thereof.

11.6      Headings and Division
          ---------------------

          The division of this Agreement into Parts, paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and shall not affect the structure or interpretation of this Agreement.

11.7      Governing Law
          -------------

          This Agreement shall be construed and enforced in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein and shall be treated in all respects as a British Columbia contract.

11.8      Severability
          ------------

          In the event that any provision of this Agreement or any part of any provision shall be held to be invalid, illegal or unenforceable, it shall not affect the validity, legality or enforceability of any other provision or portion of a provision of this Agreement.

11.9      Entire Agreement
          ----------------

          This Agreement and the instruments referred to herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties, and there are no warranties, conditions, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein.

11.10     Successors and Assigns
          ----------------------

          Subject to the provisions of Section 11.3, this Agreement and everything contained herein shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

11.11     Counterpart Execution
          ---------------------

          This Agreement may be executed in counterparts, including by facsimile, and such counterparts together shall constitute a single agreement.

          IN WITNESS WHEREOF the parties have duly executed this Agreement as of the day first above written.



                                             MAC MULTIMEDIA ACCELERATOR CORP.


                                             Per: ______________________________
                                                  Authorized Signatory


                                             Per: ______________________________
                                                  Authorized Signatory



                                             HARTCO INC.


                                             Per: ______________________________
                                                  Authorized Signatory